EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
First Quarter 2017 Conference Call
May 5, 2017
10:00 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the first quarter of 2017 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 4, 2017 and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning and thank you for joining us to discuss Ashford Hospitality Trust’s first quarter results.

Let me begin by first addressing the FelCor transaction. We announced on Wednesday of this week that we are no longer seeking to merge with FelCor and have withdrawn our preliminary proxy statement and proposed slate of seven independent directors for election to FelCor’s board. Although we were disappointed in the outcome of our effort to merge with FelCor, we hope that investors recognize the financial and strategic discipline that we showed during this entire process in order to maximize value for our shareholders.

Also, in order for me to provide more focus on the future of Ashford Trust and my duties as CEO and President of the Company, I want to let our shareholders know that if you had not already read in an Ashford Prime filing that I recently resigned as President as well as a Director of Ashford Prime.

Let me now turn to our 2017 first quarter results.

Our first quarter comparable RevPAR growth for all hotels of 3.4% was right in-line with the overall industry, and we delivered strong comparable Hotel EBITDA flow-through of 56%. We also saw our comparable

Hotel EBITDA margin expand by 56 basis points. We are very pleased with these results and believe they speak to the quality and diversity of our portfolio as well as our asset management capabilities.

This management team has a long track record since our IPO of creating shareholder value, and over the years, we have worked on various ways to maximize the value of our existing assets while also looking for accretive hotel investment opportunities and maintaining capital markets discipline. Shareholders have benefited from our efforts since our IPO given that Ashford Trust has achieved a 148% total shareholder return compared to a 106% total return for our peers as of yesterday’s close. Key to that outperformance is the exceptionally high level of alignment that is created by our 19% insider ownership, which is the highest in the hotel REIT space and more than eight times the peer average.

Our strategy remains unchanged and in an effort to create shareholder value, we will continue to focus on owning predominately upper-upscale full-service hotels, opportunistically recycle capital, continue to target net debt to gross assets of 55% to 60% and maintain a cash and cash equivalents balance between 25% to 35% of our equity market capitalization for financial flexibility. We believe this excess cash balance provides a hedge in uncertain economic times as well as providing dry powder to capitalize on attractive investment opportunities as they arise.

Looking ahead, there still seems to be an expectation for strengthening U.S. economic fundamentals and a more positive outlook. Against this backdrop, we’re committed to maximizing value for our shareholders as we focus on generating solid operating performance, continuing to be opportunistic on transactions and proactively managing our balance sheet.

I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the first quarter of 2017, we reported a net loss attributable to common stockholders of $33.2 million, or $0.35 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.32.

Adjusted EBITDA totaled $100.8 million for the quarter.

At the end of the quarter, we had total assets of $4.8 billion. We had $3.7 billion of mortgage debt with a blended average interest rate of 5.6%. Our debt was 15% fixed rate and 85% floating rate, all of which have interest rates caps in place. Including the market value of our equity investment in Ashford, Inc. we ended the quarter with net working capital of $468 million. All of our debt is non-recourse, property level debt, and we believe we have a well-laddered maturity schedule.

As of March 31, 2017, our portfolio consisted of 121 hotels with 25,526 net rooms.

Our share count currently stands at 117.6 million fully diluted shares outstanding, which is comprised of 97.5 million shares of common stock and 20.1 million OP units. We have 21.2 million OP units, but as a result of the current conversion factor being less than one for one, these units are convertible into approximately 20.1 million shares of common stock.

With regards to dividends, the Board of Directors declared a first quarter 2017 cash dividend of $0.12 per share, or $0.48 on an annualized basis. Based on yesterday's stock price, this represents a 7.7% dividend yield, one of the highest in the hotel REIT space. The adoption of a dividend policy does not commit the Company to declare future dividends and the Board will continue to review the dividend policy on a quarter-to-quarter basis.

This concludes our financial review and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Our portfolio grew comparable RevPAR by 3.4%, with EBITDA flow-through of 56% in the first quarter. Our RevPAR growth outperformed the upper-upscale chain scale nationally by 40 basis points and our competitors by 120 basis points. Room nights for both our group and retail segments increased in the first quarter while the digital channels grew as well.

During 2017, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $200 million in capital expenditures during the year, which includes guest room renovations at the Hilton Boston Back Bay, Marriott Crystal Gateway, Renaissance Palm Springs, and Ritz-Carlton Atlanta. In addition to the guestrooms renovations, we will complete a comprehensive lobby and restaurant repositioning at the Hyatt Regency Savannah. We continually identify opportunities to create value throughout our portfolio and at the Renaissance Nashville a significant and transformational redevelopment of the adjoining Nashville Convention Center is about to begin that will result in new demand generators for our hotel and additional premium meeting space for the hotel. To provide a little more detail on the redevelopment, the City of Nashville recently sold the Nashville Convention Center to a developer. The former convention center is adjacent to our Renaissance Nashville. The developer is planning a $400 million redevelopment into a mixed-use facility featuring a 385,000 square foot Class A office tower, 235,000 square feet of high-end retail, dining and entertainment, including the National Museum for African American Music, over 350 residential units, more than 2,000 parking spaces, and upgraded meeting space that is currently utilized by our hotel. We have worked with the developer and have entered into an agreement to acquire a permanent fee interest in the reconfigured meeting space that is currently utilized by the hotel as well as additional meeting space. This will bring the total meeting space available to our hotel to approximately 78,500 square feet that will ultimately be owned in fee simple, compared to the current situation in which approximately 13,000 square feet is owned in fee simple, and approximately 48,000 square feet that is subject to a ground lease. As part of this transaction we plan to spend approximately $20 million to renovate the new space. We are very excited about this re-development and additional meeting space and believe the Renaissance will be very well positioned in that market going forward.

I would like to call special attention to our portfolio of hotels in the Washington, D.C. market. We own 9 hotels in the District of Columbia and its suburbs and in 2016 these hotels accounted for 8.9% of the rooms in our portfolio and 9.5% of Hotel EBITDA, both metrics representing the highest concentration of any single market in our portfolio. Our D.C. portfolio grew comparable RevPAR 14.9% during the first quarter, with 9.0% rate growth and 5.4% occupancy growth. This growth represents a 360 basis point gain versus our competitors. Additionally, margins increased 252 basis points and Hotel EBITDA for the portfolio increased $1.9 million, or 22.1% for the quarter. These strong results were primarily driven by a strong January that was helped by Inauguration week. We believe D.C. as a market is also well-positioned to continue to outperform for the remainder of the year.

Lastly, we are pleased to announce that our Marriott DFW Airport in Irving, Texas, will be converting from brand-managed to franchised, with Remington taking over property management on May 24, with a comprehensive ballroom and meeting space renovation to follow in the summer. The management conversion to Remington provides meaningful and significant upside. There are currently 10 hotels in our portfolio that previously converted from brand-managed to franchised with Remington management, either at the time of our acquisition of the hotel or sometime during our ownership. Looking at the performance of those 10 hotels during the first full year of Remington management for each hotel, that portfolio realized RevPAR growth of 10.6%, Hotel EBITDA growth of 15.7%, and achieved 67% Hotel EBITDA flow-through. This prior success that we have achieved through management conversions over the past six years makes us very optimistic about the future performance of the Marriott DFW following its conversion to Remington management.

That concludes our prepared remarks and we will now open the call up to your questions.

Douglas Kessler

Thank you for joining today’s call. For those of you that are able to attend, we are hosting an Ashford Trust property tour and event on Wednesday afternoon of May 17th in Atlanta and welcome you to join. Please contact Jordan Jennings in our Investor Relations group to get more details. We look forward to speaking with you again.

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